Pricing  Supplement  No. 2                         Filing under Rule 424(b)(3)
Dated  November  21,  1996                      Registration File No.333-12179
(To  Prospectus  dated  September 30, 1996 and                 and No.33-57659
Prospectus  Supplement  dated  November  15,  1996)

                                 $150,000,000
                         WEINGARTEN REALTY INVESTORS
                         MEDIUM-TERM NOTES, SERIES A

Principal  amount:    $7,000,000                     Floating Rate Notes:  N/A
Interest  Rate  (if fixed rate): 6.60%               Interest rate basis:  N/A
Stated  Maturity:  November  26,  2026                              Paper Rate
Specified  Currency:    U.S.  $                                     Prime Rate
Applicable  Exchange  Rate  (if  any):                                   LIBOR
U.S.  $1.00  =    N/A                                            Treasury Rate
Issue  price  (as  a  percentage  of                                   CD Rate
principal  amount):    100%                                 Federal Funds Rate
Selling  Agent's  commission  (%): 0.625%                                Other
Purchasing  Agent's  discount                             Index Maturity:  N/A
or  commission  (%):    N/A                                       Spread:  N/A
Net  proceeds  to  the  Company  (%): 99.375%          Spread Multiplier:  N/A
Settlement  date  (original                                 Maximum Rate:  N/A
issue  date):  November  26,  1996                         Minimum  Rate:  N/A
Redemption  Commencement                           Initial Interest Rate:  N/A
Date  (if  any):  N/A                             Interest Reset Date(s):  N/A
Interest  Determination  Date(s):   N/A               Optional Repayment Date:
Calculation  Date(s):    N/A                                 November 26, 2006
Interest  Payment  Date  (s):  3/15,  9/15
Regular  Record  Date(s):  3/1,  9/1

     Redemption prices (if any): The Redemption Price shall initially be N/A % of the principal amount of such Notes to be redeemed.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional  terms:    N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $19,000,000.

     "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                         DONALDSON, LUFKIN & JENRETTE
                               SECURITIES CORP.